Exhibit 99.5

Supplement DOCUMENT to NORTH holdings 3 oy’s tender offer document dated NOVEMBER 24, 2022, relating to the Voluntary Public Cash Tender Offer for all issued and outstanding shares in CAVERION CORPORATION

January 13, 2023

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT, RELATED ACCEPTANCE FORMS AND SUPPLEMENT DOCUMENTS ARE NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. IN PARTICULAR, THE TENDER OFFER IS NOT MADE IN AND THE TENDER OFFER DOCUMENT AND THIS SUPPLEMENT DOCUMENT MUST UNDER NO CIRCUMSTANCES BE DISTRIBUTED INTO AUSTRALIA, CANADA, THE HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA (“HONG KONG”), JAPAN, NEW ZEALAND OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. SHAREHOLDERS IN THE UNITED STATES SHOULD ALSO REFER TO THE SECTION TITLED “INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES” BELOW.

North Holdings 3 Oy (the “Offeror”) and Caverion Corporation (the “Company” or “Caverion”) have on November 3, 2022 entered into a combination agreement pursuant to which the Offeror has made a voluntary public cash tender offer, recommended by the Board of Directors of Caverion, to acquire all of the issued and outstanding shares in Caverion that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The Offeror has published a tender offer document, dated November 24, 2022, concerning the Tender Offer (the “Tender Offer Document”). The offer period for the Tender Offer commenced on November 24, 2022, at 9:30 a.m. (Finnish time).

North (BC) Lux Holdco SARL (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates), Security Trading Oy, Fennogens Investments S.A. and Corbis S.A. form a consortium for the purposes of the Tender Offer.

Supplements to the Tender Offer Document

Caverion has published a stock exchange release on January 10, 2023, concerning a public tender offer announced by Crayfish Bidco Oy, and the Offeror has published a stock exchange release on January 11, 2023, concerning its comments on the competing offer, extension of the offer period, and updated information on its regulatory approvals and financing. In addition, after the publication of the Offeror's stock exchange release on January 11, 2023, the Offeror has received the merger control clearance decision of the European Commission. The Offeror therefore supplements the Tender Offer Document in accordance with Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, as amended) with the following information included in this document (the “Supplement Document”), and by adding Caverion's stock exchange release of January 10, 2023, as Appendix D to the Tender Offer Document and the Offeror's stock exchange release of January 11, 2023, as Appendix E to the Tender Offer Document.

Caverion’s stock exchange release

Caverion announced on January 10, 2023, that Crayfish Bidco Oy, a Finnish company controlled by Triton Fund V, has announced a voluntary public cash tender offer pursuant to which Crayfish Bidco Oy proposes to acquire all issued and outstanding shares in Caverion at an offer price of EUR 8.00 per share. According to Caverion's stock exchange release, the tender offer by Crayfish Bidco Oy is subject to certain conditions, including the tender offer having been validly accepted with respect to shares representing, together with any other shares otherwise acquired by Crayfish Bidco Oy prior to or during the offer period, more than ninety (90) percent of the outstanding shares and voting rights in Caverion, and the receipt by Crayfish Bidco Oy of all necessary regulatory approvals. Pursuant to Caverion’s stock exchange release, the Board of Directors of Caverion will consider Crayfish Bidco Oy’s tender offer from the point of view of Caverion and its shareholders and will supplement its statement regarding the Tender Offer announced by the Offeror on November 3, 2022 in light of the tender offer announced by Crayfish Bidco Oy.

Supplements relating to the information concerning the financing of the Tender Offer

As described in the Tender Offer Document, the Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror, and the indirect parent of the Offeror, North Holdings 1 Oy (the “PIK Borrower”) has received debt commitments (and interim debt commitments), as evidenced in a debt commitment letter addressed to the PIK Borrower, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the Conditions to Completion of the Tender Offer are otherwise satisfied or waived by the Offeror).

The equity and debt commitments received from (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) have been amended to cover circumstances where the Offeror’s shareholding in Caverion at completion of the Tender Offer would amount to at least 75 percent of the Shares. In addition, the condition relating to the notification to the German Federal Cartel Office in respect of the equity co-investment of Goldman Sachs Asset Management has been satisfied. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows:

The third paragraph of the cover page shall be amended by adding the following passage that is underlined and set in bold, and deleting the words marked with strikethrough:

“In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing subordinated debt financing to the PIK Borrower (as defined below) in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions. If the equity co-investment is made by Goldman Sachs Asset Management, and assuming that the Offeror obtains more than ninety (90) percent of the Shares and voting rights carried by the Shares, it is expected that ~~immediately after the completion of the Tender Offer~~ Goldman Sachs Asset Management will own approximately 6–7 percent of the common shares in North Luxco. See “Background and Objectives – Financing of the Tender Offer”.”

The second paragraph of the section “Background and Objectives – Background to the Tender Offer and Offeror’s Strategic Plans” shall be amended by adding the following passage that is underlined and set in bold, and deleting the words marked with strikethrough:

“In addition, the GSAM Note Purchasers (as defined below) are providing subordinated debt financing to the PIK Borrower (as defined below) in connection with the Tender Offer. In connection with the subordinated debt financing arrangement, it has been agreed that Goldman Sachs Asset Management will also make an equity co-investment alongside the Consortium members in North Luxco subject to certain conditions, as described below under section “– Financing of the Tender Offer”. If the equity co-investment is made by Goldman Sachs Asset Management, and assuming that the Offeror obtains more than ninety (90) percent of the Shares and voting rights carried by the Shares, it is expected that ~~immediately after the completion of the Tender Offer~~ Goldman Sachs Asset Management will own approximately 6–7 percent of the common shares in North Luxco.”

The third paragraph of the section “Background and Objectives – Financing of the Tender Offer – Equity Commitment Letters” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“In addition, in connection with the financing arrangement described under “– PIK Debt Financing Documents”, it has been agreed that Goldman Sachs Asset Management will, subject to the below conditions, make a EUR 60 million equity co-investment alongside the Consortium members in North Luxco, which would reduce the equity financing provided by the Consortium members correspondingly. The equity co-investment forms part of the overall financing terms agreed between the Consortium and Goldman Sachs Asset Management and the selection of Goldman Sachs Asset Management as financing provider and the terms of the financing arrangement and the equity co-investment have been agreed on the basis of an extensive financing process by the Consortium including the evaluation of possibilities for obtaining both senior debt financing and hybrid financing alternatives. The right and obligation of Goldman Sachs Asset Management to make the equity co-investment is subject to satisfaction of the conditions precedent to the equity co-investment, including: (i) the satisfaction or waiver of all Conditions to Completion; (ii) ~~the 90 percent minimum acceptance Condition to Completion not having been waived by the Offeror~~ the Tender Offer having been validly accepted with respect to Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, at least seventy-five (75) percent of the Shares and voting rights in the Company; ~~(iii) the approval of the equity co-investment by the German Federal Cartel Office (the “FCO”), the FCO having declined jurisdiction over of such co-investment, or confirmation that such approval is not required, or lapse, expiry, or termination of the applicable waiting periods; and (iv)~~ and (iii) the GSAM Note Purchasers (as defined below) providing debt financing (including any subordinated debt financing) in connection with the Tender Offer. In the event that Goldman Sachs Asset Management would not make the equity co-investment, the Consortium members would cover the full amount of equity funding required for the Tender Offer.”

The fourth paragraph of the section “Background and Objectives – Financing of the Tender Offer – Equity Commitment Letters” shall be amended by adding the passage that is underlined and set in bold:

“In addition, Security Trading, Fennogens and Corbis have committed to provide financing in aggregate up to EUR 150 million structured as preferred equity instruments in North Luxco in case the Tender Offer would be completed in circumstances where the Offeror’s shareholding in Caverion would not exceed 90 percent of Caverion’s Shares but the Offeror would have waived the 90 percent minimum acceptance Condition to Completion, and no external financing would be available on satisfactory terms. Provided that debt financing in the form of PIK Notes (as defined below) is made available by Goldman Sachs Asset Management, financing in the form of such preferred equity instruments would not be provided by Security Trading, Fennogens and Corbis. However, none of Security Trading, Fennogens or Corbis have an obligation to invest in North Luxco more than 90 percent of the cash proceeds received by each of them, respectively, for the Shares tendered by each of them to the Tender Offer. Consequently, the amount of financing which would be made available through preferred equity instruments may affect the amount of their equity investment in the common shares of the Offeror, and therefore, their shareholdings in the Offeror.”

The fourth paragraph of the section “Background and Objectives – Financing of the Tender Offer – PIK Debt Financing Documents” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

b)	“the provision of a customary closing certificate (which is already in agreed form) confirming, inter alia, the following:

(i)	~~the satisfaction of the 90 percent minimum acceptance Condition to Completion and~~ the satisfaction or waiver of all ~~other~~ Conditions to Completion, provided that the Tender Offer has been validly accepted with respect to the Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, at least seventy-five (75) percent of the Shares and voting rights in the Company;”

Supplements relating to the extension of the Offer Period

As described in the Tender Offer Document, the completion of the Tender Offer is, in accordance with the terms and conditions of the Tender Offer, subject to the fulfilment or waiver by the Offeror of certain customary conditions on or by the date of the Offeror’s announcement of the final result of the Tender Offer. These include, among others, the receipt of necessary regulatory approvals, permits, clearances and consents, including without limitation approvals required under applicable foreign investment laws and competition laws (or, where applicable, the expiry of relevant waiting periods).

In case the necessary regulatory approvals, permits, clearances and consents have not been obtained by the end of the initial offer period, the Offeror may extend the offer period in order to receive the necessary regulatory approvals. The process for obtaining the required regulatory approvals for the completion of the Tender Offer is progressing as planned and the Offeror has on January 11, 2023, received the merger control clearance decision of the European Commission. However, as certain foreign direct investment review processes remain pending and will not be completed within the initial offer period, the Offeror has decided to extend the offer period of the Tender Offer to expire on January 31, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended further or any extended offer period is discontinued in accordance with the terms and conditions of the Tender Offer. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows:

The sixth paragraph of the cover page shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“The offer period for the Tender Offer will commence on November 24, 2022 at 9:30 a.m. (Finnish time) and expire on ~~January 12~~January 31, 2023 at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued (the “Offer Period”). For details, please see “Terms and Conditions of the Tender Offer”.”

The first paragraph of the section “Restrictions and Important Information – Certain Key Dates” shall be amended by replacing the following strikethrough passages with the passages that are underlined and set in bold:

“The following timetable sets forth certain key dates relating to the Tender Offer, provided that the Offer Period has not been extended further or discontinued in accordance with, and subject to, the terms and conditions of the Tender Offer and applicable laws and regulations:

Announcement of the Tender Offer	November 3, 2022

Offer Period commences	November 24, 2022

Offer Period expires at the earliest, unless extended or discontinued in accordance with, and subject to, the terms and conditions of the Tender Offer and applicable laws and regulations; any possible extension of the Offer Period will be announced by way of a stock exchange release as soon as practically possible	~~January 12~~January 31, 2023

Announcement of the preliminary result of the Tender Offer (preliminary)	~~January 13~~February 1, 2023

Announcement of the final result of the Tender Offer (preliminary)	~~January 18~~ February 6, 2023

Payment of the Offer Price (preliminary)	~~February 8~~February 27, 2023

Due to the anticipated process for obtaining the necessary regulatory approvals, permits, clearances and consents required for the completion of the Tender Offer, the Tender Offer is currently expected to be completed during the first quarter of 2023. In case the necessary regulatory approvals, permits, clearances and consents have not been obtained by the end of the ~~initial~~ Offer Period, the Offeror may extend the Offer Period further in order to receive the necessary regulatory approvals. The Offeror will announce, by way of stock exchange releases, any possible extension of the Offer Period as soon as practically possible as well as any other information required to be announced in accordance with applicable laws and regulations.”

The first paragraph of the section “Terms and Conditions of the Tender Offer – Offer Period” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“The offer period for the Tender Offer commences on November 24, 2022, at 9:30 a.m. (Finnish time) and expires on ~~January 12~~January 31, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended or any extended offer period is discontinued as described below (the “Offer Period”).”

Supplements relating to the applicable exemption under the Exchange Act

In addition, the applicable exemption under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) is changed. Following the required due diligence, the Tender Offer is being made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows:

The second and third paragraphs of the section “Restrictions and Important Information – Information for Shareholders in the United States” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“The Tender Offer ~~will be~~ is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under ~~Rule 14d-1(d)~~ Rule 14d-1(c) under the Exchange Act for a ~~Tier II~~ Tier I tender offer (the “~~Tier II~~ Tier I Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this Tender Offer Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including this Tender Offer Document, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the ~~Tier II~~ Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the ~~Tier II~~ Tier I Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that the Offer Price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.”

Availability of Documents

The Finnish language versions of the Tender Offer Document and this Supplement Document are available on the internet at www.caverion-offer.fi and www.nordea.fi/caverion-ostotarjous as of January 13, 2023. The English language translations of the Tender Offer Document and this Supplement Document are available on the internet at www.caverion-offer.com and www.nordea.fi/caverion-offer as of January 13, 2023.

The Finnish Financial Supervisory Authority (the “FIN-FSA”) has approved the Finnish language version of this Supplement Document but the FIN-FSA assumes no responsibility for the accuracy of the information presented therein. The decision number of the approval of the FIN-FSA is FIVA/2023/61. This Supplement Document has been translated into the English language. In the event of any discrepancy between the two language versions of the Supplement Document, the Finnish language version shall prevail.

The Tender Offer is not being made, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa and the Tender Offer Document and this Supplement Document and any and all materials related thereto should not be sent in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa (including by use of, or by any means or instrumentality, for example, e-mail, post, facsimile transmission, telephone or internet, of interstate or foreign commerce, or any facilities of a national securities exchange), and the Tender Offer cannot be accepted directly or indirectly or by any such use, means or instrumentality, in or from within Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Accordingly, copies of the Tender Offer Document and this Supplement Document and any related materials are not being, and must not be, mailed, forwarded, transmitted or otherwise distributed or sent in or into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa or, in their capacities as such, to custodians, trustees, agents or nominees holding Shares for Australian, Canadian, Hong Kong, Japanese, New Zealander or South African persons, and persons receiving any such documents (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send them in, into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Any person accepting the Tender Offer shall be deemed to represent to the Offeror such person’s compliance with these restrictions and any purported acceptance of the Tender Offer that is a direct or indirect consequence of a breach or violation of these restrictions shall be null and void.

Information for Shareholders in the United States

Shareholders of Caverion in the United States are advised that the shares in Caverion are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer (the “Tier I Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in the Tender Offer Document and this Supplement Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including the Tender Offer Document and this Supplement Document, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that the offer price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of the Tender Offer Document and this Supplement Document and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer, passed upon the merits or fairness of the Tender Offer, or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer. Any representation to the contrary is a criminal offence in the United States.

The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

It may be difficult for Caverion’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THE TENDER OFFER DOCUMENT OR THIS SUPPLEMENT DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT OR IN THIS SUPPLEMENT DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

Forward-looking Statements

This Supplement Document includes “forward-looking statements”, including statements about the expected timing and completion of the Tender Offer. Generally, words such as may, should, could, aim, will, would, expect, intend, estimate, anticipate, believe, plan, seek, contemplate, envisage, continue or similar expressions identify forward-looking statements.

These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the control of the Offeror and could cause actual results to differ materially from those expressed or implied in these forward-looking statements.

Factors that could cause actual results to differ from such statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Tender Offer, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that a condition to consummating the Tender Offer may not be satisfied, the ability of Caverion to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the Tender Offer, and other factors.

Although the Offeror believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements. The Offeror undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws or by any appropriate regulatory authority. Any forward-looking statements contained in this Supplement Document speak only as at the date of this Supplement Document.

APPENDIX D – THE STOCK EXCHANGE RELEASE OF CAVERION PUBLISHED ON 10

JANUARY 2023

Caverion Corporation
Tender offer

Crayfish Bidco Oy, a Finnish company controlled by Triton Fund V, has announced a voluntary public cash tender offer for all the shares in Caverion Corporation

Caverion Corporation     Tender Offer     10 January 2023 at 10.45 a.m. EET

Crayfish Bidco Oy, a Finnish company controlled by Triton Fund V, has announced a voluntary public cash tender offer for all the shares in Caverion Corporation

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW. FOR FURTHER INFORMATION, PLEASE SEE SECTION ENTITLED “IMPORTANT INFORMATION” BELOW.

Crayfish Bidco Oy, a Finnish company controlled by Triton Fund V (“Crayfish Bidco”, the “Offeror”), has today announced a voluntary public cash tender offer for all the shares in Caverion Corporation, pursuant to which Crayfish Bidco proposes to acquire all issued and outstanding shares (“Shares”) in Caverion Corporation (“Caverion”) at an offer price of EUR 8.00 per share (the “Tender Offer”). The Tender Offer is subject to certain conditions, including the Tender Offer having been validly accepted with respect to Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the offer period, more than ninety (90) percent of the outstanding shares and voting rights in Caverion, and the receipt of all necessary regulatory approvals, permits, clearances and consents. The announcement by Crayfish Bidco has been attached in its entirety to this stock exchange release.

The Board of Directors will consider Crayfish Bidco’s Tender Offer from the point of view of Caverion and its shareholders and will supplement its statement regarding the tender offer announced by North Holdings 3 Oy on November 3, 2022 in light of the Tender Offer announced by Crayfish Bidco. The tender offer announced by North Holdings 3 Oy continues to be valid in accordance with its terms as set out in the tender offer document, dated November 24, 2022.

IMPORTANT INFORMATION

THIS RELEASE MAY NOT BE RELEASED OR OTHERWISE DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS RELEASE IS NOT A TENDER OFFER DOCUMENT AND AS SUCH DOES NOT CONSTITUTE AN OFFER OR INVITATION TO MAKE A SALES OFFER. IN PARTICULAR, THIS RELEASE IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN, AND IS NOT AN EXTENSION OF THE TENDER OFFER, IN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. INVESTORS SHALL ACCEPT THE TENDER OFFER FOR THE SHARES ONLY ON THE BASIS OF THE INFORMATION PROVIDED IN A TENDER OFFER DOCUMENT. OFFERS WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND.

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND, WHEN PUBLISHED, THE TENDER OFFER DOCUMENT AND RELATED ACCEPTANCE FORMS WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAWS OR REGULATIONS. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, OR BY USE OF THE POSTAL SERVICE OF, OR BY ANY MEANS OR INSTRUMENTALITY (INCLUDING, WITHOUT LIMITATION, FACSIMILE TRANSMISSION, TELEX, TELEPHONE OR THE INTERNET) OF INTERSTATE OR FOREIGN COMMERCE OF, OR ANY FACILITIES OF A NATIONAL SECURITIES EXCHANGE OF, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. THE TENDER OFFER CANNOT BE ACCEPTED, DIRECTLY OR INDIRECTLY, BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA AND ANY PURPORTED ACCEPTANCE OF THE TENDER OFFER RESULTING DIRECTLY OR INDIRECTLY FROM A VIOLATION OF THESE RESTRICTIONS WILL BE INVALID.

THIS STOCK EXCHANGE RELEASE HAS BEEN PREPARED IN COMPLIANCE WITH FINNISH LAW, THE RULES OF NASDAQ HELSINKI AND THE HELSINKI TAKEOVER CODE AND THE INFORMATION DISCLOSED MAY NOT BE THE SAME AS THAT WHICH WOULD HAVE BEEN DISCLOSED IF THIS ANNOUNCEMENT HAD BEEN PREPARED IN ACCORDANCE WITH THE LAWS OF JURISDICTIONS OUTSIDE OF FINLAND.

Information for shareholders of Caverion in the United States

Shareholders of Caverion in the United States are advised that the Shares are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer will be made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(d) under the Exchange Act, and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this announcement has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion's shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including this announcement, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion's other shareholders.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer, passed upon the merits or fairness of the Tender Offer, or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer. Any representation to the contrary is a criminal offence in the United States.

The receipt of cash pursuant to the Tender Offer by a U.S. holder of Shares may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. holders of Shares and will not give rise to claims on the part of any other person. It may be difficult for Caverion's shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in non-U.S. jurisdictions and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders may not be able to sue the Offeror or Caverion or their respective officers or directors in a non -U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court's judgment.

Disclaimer

Bank of America Europe DAC, Stockholm branch, a subsidiary of Bank of America Corporation, is acting exclusively for Caverion and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than Caverion for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any matter or arrangement referred to in this stock exchange release.

CAVERION CORPORATION

Distribution: Nasdaq Helsinki, key media, www.caverion.com

Investor and Media enquiries:

Jacob Götzsche, President and CEO, Caverion (contacts via Milena Hæggström)

Mikko Kettunen, CFO, Caverion, tel. +358 50 347 7462, mikko.kettunen@caverion.com

Milena Hæggström, Head of Investor Relations and External Communications, Caverion, tel. +358 40 5581 328, milena.haeggstrom@caverion.com

Our life is shaped by the environments we build around us. By making built environments smart and sustainable, Caverion enables performance and people’s well-being. Customers can trust our expert guidance during the entire life cycle of their buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management as well as advisory services. Our customers are supported by over 15,000 professionals in 10 countries in Northern and Central Europe. Our revenue in 2021 was approximately EUR 2.1 billion. Caverion’s shares are listed on Nasdaq Helsinki.

Caverion - Building Performance

www.caverion.com @CaverionGroup

APPENDIX E – THE STOCK EXCHANGE RELEASE OF THE OFFEROR PUBLISHED ON 11

JANUARY 2023

North Holdings 3 Oy comments on competing offer, extends offer period, and provides updated information on its regulatory approvals and financing

NORTH HOLDINGS 3 OY	STOCK EXCHANGE RELEASE	January 11, 2023 at 16.45

EET

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

North Holdings 3 Oy comments on competing offer, extends offer period, and provides updated information on its regulatory approvals and financing

•	North Holdings 3 Oy (the “Offeror”) believes that its Tender Offer holds significant advantages, particularly in terms of transaction certainty and timeline, compared to the competing offer announced on January 10, 2023 by Crayfish BidCo Oy (“Crayfish”), an entity controlled by Triton Fund V.

•	Regulatory approvals for the completion of the Tender Offer are progressing well and the Offeror expects imminently in the coming days to receive the merger control clearance decision of the European Commission. The Offeror extends the offer period to expire on January 31, 2023 to obtain the few remaining regulatory approvals that are required for the completion of the Tender Offer, which are expected to be received shortly.

•	The Offeror has secured the availability of debt financing for the Tender Offer also if the 90% minimum acceptance condition under the Tender Offer would be reduced or waived, provided that the Offeror’s shareholding in Caverion would amount to at least 75% following the completion of the Tender Offer.

The Offeror, a private limited liability company incorporated and existing under the laws of Finland, that will be indirectly owned by a consortium led by North (BC) Lux Holdco SARL (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates (together “Bain Capital” and such funds being the “Bain Capital Funds”)) and further including Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”) (together the “Consortium”), announced on November 3, 2022, a voluntary recommended public cash tender offer for all the issued and outstanding shares in Caverion Corporation (“Caverion” or the “Company”) that are not held by Caverion or its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The shareholders of Caverion (other than Caverion or its subsidiaries) have been offered a cash consideration of EUR 7.00 for each Share validly tendered in the Tender Offer (the “Offer Price”). The offer period for the Tender Offer commenced on November 24, 2022 and is currently ongoing.

OFFEROR’S COMMENTS ON COMPETING OFFER

The Offeror has noted that Crayfish announced on January 10, 2023 a competing offer of EUR 8.00 that Crayfish intends to commence on or about January 31, 2023. Based on the information announced regarding the competing offer, the Offeror believes that its Tender Offer holds significant advantages compared to the competing offer, particularly in terms of transaction certainty and timeline.

Crayfish’s announcement states that Crayfish does not anticipate any material substantive issues to completion of its offer, which it states is expected during the third or fourth quarter of 2023, and specifies that Crayfish expects its offer to be subject to merger control clearance by the European Commission as well as foreign direct investment approvals. However, the announcement does not include references to Triton’s ownership of one of Caverion’s key competitors, Assemblin, and the expected complexity and remedy requirements resulting from this overlapping investment. The Offeror understands from its external legal advisors that the European Commission or the national competition authorities (the “Competition Authorities”) will not consider Caverion and Assemblin as independent competitors once they are proposed to come under the common control of Triton, even if the investments are held by different funds managed by Triton. Therefore, the Offeror expects that Crayfish’s offer will likely trigger one or more complex and time-consuming merger control review processes with an uncertain timeline and outcome.

Based on the experience of the Offeror's external legal advisers, the merger control review of Crayfish’s offer could take even up to 12 months or more from announcement, and gives rise to significant execution risk. As a relevant comparison, based on public information, Assemblin’s recent acquisition of a much smaller competitor in Finland, Fidelix Group, resulted in a 9.5 month merger control process between signing and closing and required Assemblin to sell certain assets prior to completion of the acquisition in question. The significant degree of competition between the businesses of Caverion and Assemblin similarly implies a strong likelihood of merger control remedies being required, which could include a requirement for Triton to enter into binding agreements for Caverion to sell assets before merger control clearance can be granted. Any such sales of assets could trigger new merger control and foreign investment filings by prospective buyers, potentially increasing the time and uncertainty associated with executing Crayfish’s offer, in particular given the long-stop date of January 8, 2024 under Crayfish’s debt financing arrangements for the competing offer.

Crayfish has also announced its offer without a recommendation from Caverion’s Board of Directors or a combination agreement with Caverion, and Crayfish is therefore not subject to any specific commitments or undertakings with respect to any sales of assets or other potential merger control remedies that may be required. As noted by Crayfish in its announcement, the length of the merger control clearance process is not within the control of Crayfish, and there can be no assurances that clearance would be obtained within the estimated timeframe, or at all. Under the terms of Crayfish’s offer, if Crayfish were to view merger control remedies as materially adverse for its investment case for Caverion or for other investments of Triton, Crayfish may unilaterally decide to terminate and withdraw its offer, preventing the Caverion shareholders who have tendered their Shares to Crayfish from receiving any proceeds.

In contrast, the regulatory approvals related to the Tender Offer by the Offeror are progressing as planned, facilitated by the fact that Bain Capital does not control any other investment in the same sector as Caverion. In particular, the Offeror expects to receive approval from the European Commission in the coming days. In addition, the review of the Offeror's foreign investment filings was initiated shortly after announcement of the Tender Offer and the relevant clearances are expected to be received shortly. The Consortium intends to commit financing resources and sector expertise to grow Caverion. In particular, the Consortium is committed to preserve and expand Caverion’s Finnish and wider Nordic footprint, which includes keeping Caverion's headquarters in Finland.

Halvor Meyer Horten, Managing Director, Head of Nordics, Bain Capital comments:

”The Consortium believes that our offer of getting 7.00 EUR for the shares in Caverion now represents a superior offer to Triton’s slightly higher price in possibly 12 months with its significant uncertainties around antitrust. With regulatory approvals for the Consortium expected to have all been secured during the coming weeks, secured funding and no exposure to competing business activities, the Consortium’s offer is highly feasible and its timely completion likely.”

Klaus Cawén, on behalf of Security Trading, Fennogens Investments and Corbis, comments:

“The Consortium intends to commit significant resources to sustainably improve the operating performance of the Company, working closely together with Caverion’s management and employees. For us, as committed and active long-term core shareholders of Caverion, it is important to provide historical and cultural continuity and to support growth plans based on the Consortium's Tender Offer that preserve and expand Caverion’s Finnish and Nordic footprint. We believe that transaction certainty and business continuity represented by the Consortium's Tender Offer as well as our aim of growing Caverion as a stand-alone company and ensuring its long-term competitiveness is in everyone’s interest. Plans that would impose a long or difficult process would create uncertainty to business continuity and the future of Caverion as an independent, Finland-based company.”

EXTENSION OF THE OFFER PERIOD

As described in the Tender Offer Document, the completion of the Tender Offer is, in accordance with the terms and conditions of the Tender Offer, subject to the fulfilment or waiver by the Offeror of certain customary conditions on or by the date of the Offeror’s announcement of the final result of the Tender Offer. These include, among others, the receipt of necessary regulatory approvals, permits, clearances and consents, including without limitation approvals required under applicable foreign direct investment laws and competition laws (or, where applicable, the expiry of relevant waiting periods).

The process for obtaining the required regulatory approvals for the completion of the Tender Offer is progressing as planned and the Offeror expects to receive approval from the European Commission in the coming days. However, as certain foreign direct investment review processes remain pending and will not be completed within the initial offer period, the Offeror has decided to extend the offer period of the Tender Offer to expire on January 31, 2023, at 4:00 p.m. (Finnish time), unless the offer period is extended further or any extended offer period is discontinued in accordance with the terms and conditions of the Tender Offer.

Shareholders who have already tendered their Shares in the Tender Offer do not have to re-tender their Shares or take any other action as a result of the extension of the offer period.

UPDATED INFORMATION CONCERNING FINANCING OF THE TENDER OFFER

As described in the Tender Offer Document, the Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror, and the indirect parent of the Offeror, North Holdings 1 Oy (the “PIK Borrower”) has received debt commitments (and interim debt commitments), as evidenced in a debt commitment letter addressed to the PIK Borrower, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the conditions to completion of the Tender Offer are otherwise satisfied or waived by the Offeror).

The minimum acceptance threshold under the equity and debt commitments received from (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) has been amended so that the financing commitments by Goldman Sachs Asset Management cover circumstances where the Offeror’s shareholding in Caverion would amount to at least seventy-five (75) percent of the Shares. In addition, the condition relating to the German Federal Cartel Office in respect of the equity co-investment of Goldman Sachs Asset Management has been satisfied.

The completion of the Tender Offer remains subject to the ninety (90) percent minimum acceptance condition set out in the Tender Offer Document, but depending on the circumstances, the Offeror may consider reducing the minimum acceptance condition to a lower percentage than ninety (90) percent and/or waive the minimum acceptance condition to completion entirely.

UPDATED INFORMATION ON THE APPLICABLE EXEMPTION UNDER THE EXCHANGE ACT

The applicable exemption under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) is changed. Following the required due diligence, the Tender Offer is being made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer.

The Offeror will supplement the Tender Offer Document in accordance with Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, as amended) to reflect the extension of the offer period and updated information concerning financing of the Tender Offer as well as the applicable exemption under the Exchange Act and will publish such supplement document once it has been approved by the Finnish Financial Supervisory Authority.

The Tender Offer Document as well as additional materials and instructions are available at www.caverion-offer.com and at www.nordea.fi/caverion-offer.

Investor and Media enquiries:

Bain Capital, Security Trading, Fennogens and Corbis

Iris Nevanlinna, +358 40 577 9229, iris.nevanlinna@miltton.com

ABOUT THE CONSORTIUM

Bain Luxco is owned and controlled by the Bain Capital Funds. Bain Capital is one of the most experienced and successful private investment firms globally, having made more than 1,230 primary and add-on investments with approximately USD 160 billion assets under management. The firm has more than 620 investment professionals worldwide spread throughout its global network in Europe, Asia and North America. Bain Capital has made numerous successful and value-enhancing investments and exits in the Nordic region over the past years. Notably, the company led the successful take-private of Ahlstrom-Munksjö, a global leader in innovative and sustainable fiber-based materials, which was delisted from Nasdaq Helsinki in 2021. Further, from 2012 Bain Capital was the owner of Bravida, a leading Nordic technical installation and services provider, listing the business on Nasdaq Stockholm in 2015.

Security Trading is an investment company owned by the Antti Herlin family. As at the date of this announcement, Antti Herlin, Security Trading and Hisra Consulting and Finance Oy, which is a company fully owned by Security Trading, together hold approximately 15.43 percent of the Shares and votes in Caverion (excluding shares held in treasury by Caverion).

Fennogens is an investment company owned by the Georg Ehrnrooth, Henrik Ehrnrooth and Carl-Gustaf Ehrnrooth families. As at the date of this announcement, Fennogens holds approximately 10.38 percent of the Shares and votes in Caverion (excluding shares held in treasury by Caverion).

Corbis is an investment company owned by the Henrik Ehrnrooth family. As at the date of this announcement, Corbis holds approximately 1.27 percent of the Shares and votes in Caverion (excluding shares held in treasury by Caverion).

ABOUT CAVERION

Caverion is a public limited liability company incorporated under the laws of Finland with its shares listed on the official list of Nasdaq Helsinki. Caverion is a Northern & Central European-based expert for smart and sustainable built environments, enabling performance and people’s well-being. Caverion offers expert guidance during the entire life cycle of buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management as well as advisory services. At the end of September 2022, there were more than 15,000 professionals serving customers at the service of Caverion Group in 10 countries.

IMPORTANT INFORMATION

THIS STOCK EXCHANGE RELEASE MAY NOT BE RELEASED OR OTHERWISE DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS STOCK EXCHANGE RELEASE IS NOT A TENDER OFFER DOCUMENT OR A SUPPLEMENT DOCUMENT TO TENDER OFFER DOCUMENT AND AS SUCH DOES NOT CONSTITUTE AN OFFER OR INVITATION TO MAKE A SALES OFFER. IN PARTICULAR, THIS STOCK EXCHANGE RELEASE IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN, AND IS NOT AN EXTENSION OF THE TENDER OFFER, IN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. INVESTORS SHALL ACCEPT THE TENDER OFFER FOR THE SHARES ONLY ON THE BASIS OF THE INFORMATION PROVIDED IN THE TENDER OFFER DOCUMENT AND THE POSSIBLE SUPPLEMENT DOCUMENTS TO THE TENDER OFFER DOCUMENT. OFFERS WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND.

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT AND RELATED ACCEPTANCE FORMS WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAWS OR REGULATIONS. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, OR BY USE OF THE POSTAL SERVICE OF, OR BY ANY MEANS OR INSTRUMENTALITY (INCLUDING, WITHOUT LIMITATION, FACSIMILE TRANSMISSION, TELEX, TELEPHONE OR THE INTERNET) OF INTERSTATE OR FOREIGN COMMERCE OF, OR ANY FACILITIES OF A NATIONAL SECURITIES EXCHANGE OF, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. THE TENDER OFFER CANNOT BE ACCEPTED, DIRECTLY OR INDIRECTLY, BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA AND ANY PURPORTED ACCEPTANCE OF THE TENDER OFFER RESULTING DIRECTLY OR INDIRECTLY FROM A VIOLATION OF THESE RESTRICTIONS WILL BE INVALID.

THIS STOCK EXCHANGE RELEASE HAS BEEN PREPARED IN COMPLIANCE WITH FINNISH LAW, THE RULES OF NASDAQ HELSINKI LTD AND THE HELSINKI TAKEOVER CODE AND THE INFORMATION DISCLOSED MAY NOT BE THE SAME AS THAT WHICH WOULD HAVE BEEN DISCLOSED IF THIS STOCK EXCHANGE RELEASE HAD BEEN PREPARED IN ACCORDANCE WITH THE LAWS OF JURISDICTIONS OUTSIDE OF FINLAND.

Information for shareholders of Caverion in the United States

Shareholders of Caverion in the United States are advised that the Shares are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer will be made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act, for a Tier I tender offer (the “Tier I Exemption”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this stock exchange release has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including this stock exchange release, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that the offer price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of this stock exchange release and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer, passed upon the merits or fairness of the Tender Offer, or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer. Any representation to the contrary is a criminal offence in the United States.

The receipt of cash pursuant to the Tender Offer by a U.S. holder of Shares may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. holders of Shares and will not give rise to claims on the part of any other person. It may be difficult for Caverion’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in non-U.S. jurisdictions and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THE TENDER OFFER DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

Disclaimer

UBS AG London Branch is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the United Kingdom. UBS AG London Branch is acting exclusively for the Offeror and no one else in connection with the Tender Offer or the matters referred to in this document, will not regard any other person (whether or not a recipient of this document) as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any other transaction or arrangement referred to in this document.

Advium Corporate Finance Ltd is acting exclusively on behalf of the Offeror and no one else in connection with the Tender Offer or other matters referred to in this document, does not consider any other person (whether the recipient of this document or not) as a client in connection to the Tender Offer, and is not responsible to anyone other than the Offeror for providing protection or providing advice in connection with the Tender Offer or any other transaction or arrangement referred to in this document.

Goldman Sachs International, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of Goldman Sachs International, or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this stock exchange release.

Nordea Bank Abp is acting as financial adviser to the Offeror and arranger outside of the United States and no one else in connection with the Tender Offer, and will not regard any other person as its client in relation to the Tender Offer and will not be responsible to anyone other than the Offeror for providing the protection afforded to clients of Nordea Bank Abp, nor for providing advice in relation to the Tender Offer or the other matters referred to in this stock exchange release. For the avoidance of doubt, Nordea Bank Abp is not registered as a broker or dealer in the United States of America and will not be engaging in direct communications relating to the Tender Offer with investors located within the United States (whether on a reverse inquiry basis or otherwise). U.S. shareholders should contact their brokers with any questions relating to the Tender Offer.

BNP Paribas, which is duly authorized and lead-supervised by the European Central Bank and the Autorité de Contrôle Prudentiel et de Résolution, is acting exclusively for the Offeror and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than the Offeror for providing the protections afforded to clients of BNP Paribas, or for giving advice in connection with the Tender Offer or any matter or arrangement referred to in this stock exchange release.

Bank of America Europe DAC, Stockholm branch, a subsidiary of Bank of America Corporation, is acting exclusively for Caverion and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than Caverion for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any matter or arrangement referred to in this stock exchange release.